UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  October 30, 2013

TRW Automotive Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-31970	81-0597059
(Commission File Number)	(IRS Employer Identification No.)

12001 Tech Center Drive, Livonia, Michigan	48150
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code  (734) 855-2600

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(c) Appointment of Principal Operating Officer

On October 30, 2013, TRW Automotive Holdings Corp. (“TRW”) announced that Patrick Olney had been appointed as the Chief Operating Officer of TRW effective January 1, 2014.  In this role Mr. Olney succeeds Steven Lunn who, as previously announced, will retire from TRW on February 28, 2014, providing a two month transition period.

Mr. Olney will receive an initial annual base salary of $850,000 and be eligible for a target annual incentive cash bonus opportunity of 120% of his base salary beginning with the 2014 fiscal year.  Mr. Olney will receive a cash sign-on payment of $500,000, which is subject to forfeiture if his employment with TRW is terminated before January 1, 2016.  Mr. Olney will be eligible for grants pursuant to TRW’s long-term incentive program under its stock incentive plan, and will be required to retain all vested equity received from the stock incentive plan and the 401(k) match until he achieves his share ownership guideline of 50,000 shares.  Subject to the approval of the Compensation Committee, in the normal grant cycle which occurs within one week after TRW files its Annual Report on Form 10-K with the Securities and Exchange Commission (“SEC”), he will receive an initial equity award valued at $1.8 million, in the same form and ratio of award vehicles as TRW’s Chief Executive Officer.  Mr. Olney will be eligible to participate in the TRW Automotive 401(k) Savings Plan (“401(k) Plan”) and the Benefits Equalization Plan (“BEP”) on the same terms as TRW’s other U.S.-based executives.  He will also be eligible to participate in the TRW Automotive Defined Contribution Salaried Retirement Plan, a non-qualified benefit plan under which TRW will make contributions in the amount of 15% of eligible earnings, and he will be entitled to receive perquisites and other personal benefits on the same basis as TRW’s U.S.-based executive vice presidents .  Mr. Olney will receive $50,000 to cover temporary housing costs and may also be reimbursed for certain other expenses in connection with his relocation.

Terms and conditions of Mr. Olney’s employment were set forth in an offer letter and will be further memorialized in an employment agreement and a separate agreement regarding his signing bonus, both of which will be effective as of January 1, 2014.  His employment agreement will contain substantially the same terms and conditions, including with respect to severance and change in control provisions, as the employment agreements with TRW’s U.S.-based executive vice presidents.  A description of the terms and conditions of the executive vice presidents’ employment agreements, the annual cash incentive (bonus) program, equity awards, the 401(k) Plan, BEP, defined contribution arrangements, perquisites and other personal benefits received by TRW’s executive vice presidents was set forth in TRW’s proxy statement on Schedule 14A filed with the SEC on March 28, 2013.  Mr. Olney will also become a party to an indemnification agreement which contains substantially the same provisions as the indemnification agreements previously entered into with each of TRW’s existing officers and directors, the terms of which were summarized in the Company’s Current Report on Form 8-K filed with the SEC on November 13, 2008.

Prior to joining TRW, Mr. Olney, age 44, was the President of Volvo Construction Equipment (“Volvo”), a $10 billion business unit of the Volvo Group that develops, manufactures and markets equipment for construction and related industries including wheel loaders, hydraulic wheeled and crawler excavators, articulated haulers, road machinery and a wide range of compact equipment, since 2011.  He also served as a member of Volvo’s Group Executive Team since 2011.  Prior to his current position, Mr. Olney was Executive Vice President, Operations, of Volvo Construction Equipment from 2009 to 2011, President of the Road Machinery Division from 2007 to 2008, President of the Volvo Motor Grader business from 2004 to 2007, and was Chief Financial Officer of Volvo Construction Equipment from 2002 to 2004.  He joined Volvo Construction Equipment in 1997 when Volvo Construction Equipment acquired Champion Motor Grader of Goderich, Ontario, Canada.  Volvo is not an affiliate of TRW.

There is no arrangement or understanding between Mr. Olney and any other person pursuant to which he was selected as an officer of TRW and there are no family relationships between Mr. Olney and any of TRW’s directors or executive officers.  Mr. Olney does not have a direct or indirect material interest in any transaction that would be required to be disclosed under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

TRW’s press release announcing Mr. Olney’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01.                               FINANCIAL STATEMENTS AND EXHIBITS.

(d)         Exhibits.

Exhibit No.	Description

99.1*	TRW Press Release dated October 30, 2013

* Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRW AUTOMOTIVE HOLDINGS CORP.

Dated: October 30, 2013	By:	/s/ Neil E. Marchuk
Neil E. Marchuk
Executive Vice President, Human Resources

Index to Exhibits

Exhibit No.	Description

99.1	TRW Press Release dated October 30, 2013